Exhibit 5.1

Mehdi Khodadad

T: +1 650 843 5005

mkhodadad@cooley.com

May 9, 2019

Sunesis Pharmaceuticals, Inc.

395 Oyster Point Boulevard, Suite 400

South San Francisco, CA 94080

Ladies and Gentlemen:

We have acted as counsel to Sunesis Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a registration statement on Form S‑8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to 1,834,960 shares of the Company’s Common Stock, par value $0.0001 per share, consisting of (i) 1,498,960 shares issuable pursuant to the Company’s 2011 Equity Incentive Plan (the “EIP”) and (ii) 336,000 shares issuable pursuant to the Company’s 2011 Employee Stock Purchase Plan (the “ESPP” and together with the EIP, the “Plans”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and related prospectuses, (b) the Plans, (c) the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as currently in effect, and (d) such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.  We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plans, respectively, and the Registration Statement and related prospectuses, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Cooley LLP

By:	/s/ John T. McKenna
John T. McKenna

Cooley LLP   3175 Hanover Street   Palo Alto, CA   94304-1130
t: (650) 843-5000  f: (650) 849-7400  cooley.com